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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:

    / /  Preliminary Proxy Statement

    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    / /  Definitive Proxy Statement

    /x/  Definitive Additional Materials

    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            Utilicorp United Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.

     1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4) Proposed maximum aggregate value of transaction:

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     5) Total fee paid:

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/ /  Fee paid previously with preliminary materials.

/x/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

        $1,078,816
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     2) Form, Schedule or Registration Statement No.:

        Preliminary Joint Proxy Statement/Prospectus on Schedule 14A and KC United Corp, Form S-4 File No. 333-02223
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     3) Filing Party:

        Utilicorp United, Kansas City Power & Light
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     4) Date Filed:

        February 21, 1996 and April 4, 1996
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                         LET'S SET THE RECORD STRAIGHT!

There have been recent advertisements appearing in newspapers throughout the country which question the performance of UtiliCorp over the last ten years. Footnotes from our annual report were extracted out of context to discredit our financial performance. False and misleading allegations were made. We have put these allegations back in context so you can understand the facts. HERE ARE THE
FACTS:

ALLEGATION:  "UCU HAD NO GROWTH IN EPS OVER LAST 10 YEARS"

FACT:  THIS IS MISLEADING

We know this is a measure of importance to a utility analyst, but as you also know we are a company that has demonstrated explosive incremental growth in our assets, revenues and earnings in the last 10 years. To accommodate growth, the company has had numerous stock offerings, a 3 for 2 stock split and paid eleven 2% stock dividends. This increased the shares outstanding from 6.9 million to 46 million and resulted in a 1,023% INCREASE IN MARKET CAPITALIZATION. For the same period we have an average annual dividend growth rate of dividends paid of 8.4%.

We have grown at a faster rate than most other utility companies. We measure value as total return (stock price appreciation and dividends paid). Using these measures UtiliCorp's AVERAGE ANNUAL RETURN TO SHAREHOLDERS HAS BEEN 14.8%.

We have pursued and successfully executed a growth strategy that transformed Missouri Public Service Company with assets of $431 million and revenues of $243 million into an international diversified energy company with assets of almost $4.0 billion and utility and non-utility revenues of $3.3 billion.

In the course of being aggressive and innovative, we've learned a great deal about taking on and managing risk. We are today far better positioned to succeed in a competitive marketplace.

Return to Shareholders during 10-year period           298%
10 year annual compounded dividend growth              8.4%
Earnings Growth during last 10-year period             345%


ALLEGATION: "SPECIAL PERMISSION FROM A BANK TO AVOID DEFAULT"

FACT:  UTILICORP HAS NEVER IN THE HISTORY OF THE COMPANY DEFAULTED ON ANY LOAN

UtiliCorp has never defaulted and is not currently in default on any borrowings. UtiliCorp had planned to issue common stock in late 1995, but due to merger timing, delayed this offering. We have a total long term debt to capitalization covenant relating to one of our


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long term debt issues with an insurance company.  Because of the delay in the stock offering we asked for a waiver of the covenant. We were granted the waiver. THE ITEM MENTIONED BY WESTERN IS A PROCEDURAL MATTER, NOT A FINANCIAL PROBLEM.


ALLEGATION:  "$120 MILLION WRITTEN OFF IN BAD INVESTMENTS"

FACT:  UTILICORP HAS EARNED $48.5 MILLION ON THESE SAME BUSINESSES

These are not investments, but active businesses which have earned $48.5 million since 1992, after including the $120 million. The term "bad" is subjective, opinionated and one-sided designed to get cheap headlines.

To be in business means there are costs and gains. The costs Western highlights include a $69.8 million restructuring at Aquila in 1993 and the employee misappropriation of $17.7 million in 1992 at Aquila.

- - Shareholders benefited from the spin-off in 1993 of 18% of Aquila Gas Pipeline Corporation. This resulted in a $47.8 million after tax gain. UtiliCorp continues to own the remaining 82% and it has a current market value of $156 million over current book value.

In 1995 we recorded a $34.6 million charge for impaired assets and adoption of FAS 121. Adopting the FAS 121 methodology required us to look at our IPP projects on an individual basis rather than as a portfolio of businesses. This analysis identified one project out of the 17 that was over valued. Western points to this as a "bad investment." However, they failed to recognize the value of the total portfolio.

- - UtiliCorp realized a $.25 per share net gain in April relating to its IPP business.

UtiliCorp not only has unrecognized value in Aquila and its IPP business but has additional unrecognized value in its overseas businesses.

- - Analysis by an independent third party of our recent investment in Australia, and comparison to the other four electric distribution companies purchased after United Energy, shows that the value of our investment may exceed our book cost by over $200 million.

- - Current trading values for shares in our New Zealand investment indicate that the market value of our investments exceeds our book cost by a significant amount.


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ALLEGATION:  "$1.8 BILLION IN INVESTMENTS THAT EARNED LESS THAN 3%"

FACT:  AS A GROWTH COMPANY UTILICORP HAS UNRECORDED VALUE

- - Western excluded $32.8 million of income from their analysis. UtiliCorp had below the line equity income of $23.8 million and $9 million* of interest income relating to Australia.
     *This is proper to include due to the unique financing structure.
Beginning in 2nd qtr this will be recorded as equity in earnings.

- - Approximately $365 million of the $1.8 billion relates to UtiliCorp's investments in Australia and New Zealand which were made late last year. Australia contributed $.06 EPS in 1995 and has already contributed $.07 in 1996 with its peak season yet to come.

- - Aquila Gas Pipeline earnings rose $3.2 million or 100% for first quarter and $2.9 million or 88% for second quarter 1996.

- - We have established EnergyOne as the first and predominant national brand. We have 20% unaided recognition of our brand (third party research). We have currently signed up over 100 national accounts like McDonalds, Hyatt Hotels, Cisco Foods. We have a national sales force for national and key accounts focusing on wholesale and industrial accounts and over 1000 agents focusing on commercial accounts. UtiliCorp distributes natural gas in every state where the customer has the power to choose. Building a brand costs money.
   It is an investment in the future, one that we believe and many of you believe will benefit our shareholders.

ALLEGATION:  "PENDING LAWSUIT"

FACT:  THE LAWSUIT IS FOUR YEARS OLD AND IMMATERIAL

This lawsuit is four years old and was dismissed by the District Court. Recently, the plaintiff appealed. This case was disclosed under item 3 "Legal Proceedings" in UtiliCorp's 1995 10K. UtiliCorp believes this case is without merit and expects a similar result from the Appeals Court as found in the earlier decision. We expect any outcome from this to be immaterial.


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